EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

DONALD KELLY AND MARK MATZ APPOINTED PREMIER PROJECT MANAGEMENT’S CO-CHIEF EXECUTIVE OFFICERS

DALLAS, May 15, 2019 - Ashford Inc. (NYSE American: AINC) and Premier Project Management (“Premier” or the “Company”) announced today that Donald R. Kelly has been appointed Co-Chief Executive Officer, effective May 15, 2019. Kelly will work alongside Mark Matz, who is being promoted from Co-President and Chief Operating Officer to Co-Chief Executive Officer and Chief Operating Officer, to drive growth both within Premier’s current business lines and to execute on new growth initiatives.

Kelly is an accomplished executive and industry veteran with deep commercial and operational expertise. He joins Premier after having served as the Chief Commercial Officer of Onyx CenterSource, a leading provider of B2B payment processing and recovery solutions for hotels and agencies. Kelly has held several senior leadership roles throughout his career, including with Cvent Inc., a publicly-held software-as-a-service company that specializes in meeting management technology, Hilton Worldwide, Accor/Sofitel Hotels and Resorts Worldwide, Destination Hotels and Resorts, and Hyatt Resorts Hawaii. He holds a B.S. in Hotel and Restaurant Management from the University of Houston.

“Don is a seasoned executive whose demonstrated industry expertise will help drive Premier’s next phase of growth” commented Monty J. Bennett, Ashford’s Chairman and Chief Executive Officer. “His track record of driving revenue improvements and optimizing operations will allow Premier to capitalize on the significant growth opportunities that lie ahead.”

“I am honored to be joining Premier’s management team, working closely with Mark Matz,” added Kelly. “Premier is a leader in renovating, converting, developing and repositioning hotels, with best-in-class, turnkey project management services, and I look forward to leading its current growth initiatives as well as identifying and executing on future business opportunities.”

About Premier Project Management

Premier Project Management provides comprehensive and cost-effective design, development, architecture, procurement, and project management services to the hospitality industry. It provides project oversight, coordination, planning, and execution of renovation, capital expenditure or ground-up development projects. Its operations are responsible for managing and implementing substantially all capital improvements at hotels owned by Ashford Hospitality Trust, Inc. (NYSE: AHT) and Braemar Hotels & Resorts, Inc. (NYSE: BHR). Additionally, it has extensive experience working with many of the major hotel brands in the areas of renovating, converting, developing and repositioning hotels.

Ashford Inc. owns a 100% interest in Premier, and provides global asset management, investment management and related services to the real estate and hospitality sectors.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

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